Exhibit 10.7

AMENDMENT TO THE IRREVOCABLE VOTING POA AND PRIOR CONSENT AGREEMENT

BETWEEN:

(1)

Madeleine Charging B.V., a company organized under the laws of the Netherlands, whose corporate seat is at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam and with trade register number 71768068, duly represented.

(hereinafter referred to as Madeleine”)

AND

(2)

E8 Partenaires, a French société par actions simplifiée with capital of 8,000 euros, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, duly represented.

(hereinafter referred to as “E8”)

Hereinafter also referred to individually as a “Shareholder” and collectively as the “Shareholders”.

WHEREAS :

(A)

On 14 April 2021, the Shareholders entered into an irrevocable PoA and consent agreement (the “Contract”) setting forth (i) the terms and conditions of their future co-operation in respect of the voting policy at all shareholders’ meetings of Allego N.V., a public company (naamloze vennootschap) under the laws of the Netherlands, having its official seat (statutaire zetel) in Arnhem, the Netherlands, and its office at Westervoortsedijk 73 KB, 6827 AV Arnhem, the Netherlands, registered with the Dutch Trade Register (Handelsregister) under number 82985537 (“Pubco”) and (ii) the obligations imposed to E8 in connection with the disposal of its Pubco shares.

(B)	The Shareholders wished to specify that the obligations imposed to E8 in connection with the disposal of its Pubco shares shall only apply to the Part B Fees Shares (as defined below).

(C)	As a result of the foregoing, the Shareholders have decided to enter into this amendment to the Contract (the “Amendment”).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

Capitalized terms and expressions not otherwise defined herein shall have the meaning ascribed to them in the Contract.

2.	AMENDMENT TO THE CONTRACT

2.1.	Recital (D) is amended as follows:

“On 16 December 2020, E8 and Madeleine entered into a special fees agreement, as amended on 15 January 2021, 8 April 2021 and 25 December 2021 (the “Fees Agreement”), pursuant to which, immediately prior to completion of the Transaction (as such term is defined below), E8 shall be entitled to subscribe for up to 15% of the share capital and voting rights of Pubco (as such term is defined below) (the “Part B Fees Shares”) in connection with the payment of the Part B Fees (as such term is defined in the Fees Agreement).”

2.2.	Article 2.2 of the Contract is amended as follows:

“Accordingly, (a) E8 undertakes not to Transfer (through one or several transactions) more than two-third (2/3) of the Part B Fees Shares owned by it on the date of completion of the Transaction before 30 September 2026 without having obtained the prior written consent of Madeleine or Meridiam and (b) E8 undertakes not to Transfer any of the Part B Fees Shares until Madeleine has been released from its “lock-up.” For the avoidance of doubt, E8 shall be free to Transfer up to two-third (2/3) of the Part B Fees Shares owned by it after the date at which Madeleine is released from its “lock-up” but before 30 September 2026 (without the prior consent of Madeleine or Meridiam) and from 1 October 2026, E8 shall be free to Transfer all its shares of Pubco.”

2.3.	Article 2.3 of the Contract is amended as follows:

“For the purpose of this article 2, the term “Transfer” means, in relation to the Part B Fees Shares, to directly or indirectly: (a) sell, offer to sell, assign, hypothecate, pledge, grant any option to purchase, transfer or otherwise dispose of it; (b) create or permit to subsist any encumbrance over it; (c) direct that another person should receive it, or assign any right to it; (d) enter into any agreement in respect of the votes or any other rights attached to it; (e) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Part B Fees Shares, whether any such transaction is to be settled by delivery of such Part B Fees Shares, in cash or otherwise or (f) agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.”

3.	MISCELLANEOUS

This Amendment shall enter into force from the date of its execution by all the parties hereto. Except as set forth in Article 2 of this Amendment, all provisions of the Contract remain unchanged and fully enforceable.

4.	APPLICABLE LAW AND COMPETENT COURTS

This Amendment as well as any contractual or non-contractual obligation arising out of or in connection with this Amendment shall be exclusively governed by Dutch law and shall be construed accordingly.

Any disputes relating to this Amendment (including without limitation, those relating to the existence, the validity, the enforcement, the termination or the construction of this Amendment as well as any contractual or non-contractual obligation arising out of or in connection with this Amendment) shall be exclusively submitted to the jurisdiction of the competent court in Amsterdam.

In Paris, on 28 March 2022

/s/ Julien Touati
Madeleine Charging B.V.
By: Julien Touati, duly authorized

/s/ Bruno Heintz
E8 Partenaires
By: Bruno Heintz, duly authorized

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